                                                                                                 Exhibit 99.1
Mizati Wheels Reverse Split Effective:

LOS ANGELES, July 13, 2010 -- Mizati Luxury Alloy Wheels, Inc. (Other OTC:MZTA.PK - News), an importer and wholesaler of luxury alloy wheels, announced today a 1-for-40 reverse split is now effective, and the Company’s common stock will begin trading on the split adjusted basis.  As a result of the reverse split, the number of shares outstanding has been reduced to 1,547,162 shares.

Fractional shares will be rounded up to whole shares. It will not be necessary for shareholders to exchange existing stock certificates for new, post-split certificates. Existing certificates will represent the 40 to 1 post-split shares. However new certificates may be obtained from the Company’s transfer agent, First American Stock Transfer.

First American Stock Transfer may be contacted at 4747 N. 7th St., Suite 170,
Phoenix, AZ 85014;  Tel (602) 485-1346;  Fax (602) 788-0423.

The Company’s Common Stock will commence trading under a new interim Pink Sheets trading symbol, “MZTAD”.  The new trading symbol has been assigned by Financial Industry Regulatory Authority (“FINRA”) in connection with the approval of the Reverse Split.  The Company’s trading symbol will revert to “MZTA” within 20 business days.

About Mizati Luxury Alloy Wheels, Inc.

Mizati is an innovative, fast-growing designer and importer wholesaler of custom luxury alloy wheels for passenger cars, sport utility vehicles, vans and light trucks. Mizati currently markets and distributes three separate and unique brands of luxury wheels, Mizati©, Hero™, and Zati™ through a network of over 500 dealers and distributors. Mizati's mission is to be the premier brand and designated source for high-quality, value-priced wheels, rims, and automotive accessories.

For more information about Mizati Luxury Alloy Wheels, Inc. (Other OTC:MZTA.PK - News), visit the Company Web site at http://www.mizatiwheels.com.

``SAFE HARBOR'' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any statements that are not historical facts contained in this release are ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in MZTA Securities and Exchange Commission filings. MZTA undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:
          Mizati Luxury Alloy Wheels, Inc.
          Hazel Chu
          T: (909) 839-5118
          hc@mizatiwheels.com